Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005 relating to the financial statements and financial statement schedule of ZipRealty, Inc., which appears in ZipRealty, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
January 9, 2006